                                                                  Exhibit (e)(5)

                     FORM OF TIER-ONE EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT is effective the ___ day of ______, ______, by and between HARMON INDUSTRIES, INC., a Missouri corporation (hereinafter referred to an "Employer"), and ___________ (hereinafter referred to as "Employee").

    WHEREAS, Employer desires to employ Employee in the capacity of of the Employer; and

    WHEREAS, Employee desires to be employed by Employer in the aforesaid capacity; and

    WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings.

    NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. TERM OF EMPLOYMENT. Employer shall employ Employee in the capacity set forth below. This Employment Agreement shall replace all employment agreements, if any, entered into between Employer (or Employer's parent, Harmon
Industries, Inc.) and Employee prior to the effective date of this Employment Agreement. Employee's employment under this Agreement shall continue for a rolling twelve (12) month term. This Agreement except for Sections 6, 7, 8, 9, 10, 11, 17, 18, and 20 hereof which shall survive the termination of this Agreement, may be terminated in accordance with the provisions of 11.1, 11.2,
11.3 and 11.4 hereof.

    2.  DUTIES OF EMPLOYEE.

    2.1 Employee's title shall be ___________ of the Employer. In accepting such employment by Employer, Employee shall, INTER ALIA, undertake and assume the responsibility for performing for and on the behalf of Employer such duties consistent with the said office as shall be reasonably assigned to Employee by the Chief Executive Officer of the Employer, at any time and from time to time. Employee covenants and agrees that she will, at all times, faithfully, industrially, and to the best of her ability, experience and talents, perform all of the duties that may be reasonably required of and from such Employee pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer. Any business activity of Employee other than those related to Employer's business shall not interfere with Employee's obligation to Employer under this agreement at any time.

    2.2 Employee covenants and agrees that, at all times during the term of this Agreement, Employee shall devote her full time efforts to her duties as an employee of the Employer. Employee further covenants and agrees that she will not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement in conflict with the best interests of the Employer. Employer agrees that the foregoing shall not preclude Employee from serving as a member of the board of directors of one or more for-profit companies (in addition to Employer or its subsidiaries); provided that in each such instance Employee shall have received the prior approval of the Chief Executive Officer of the Employer.

    3.  COMPENSATION.

    3.1 As base compensation for all services to be rendered for Employer or Employee under this Agreement, Employee shall be paid annual salary of
            ($      ) payable in equal bi-weekly payments, and such salary shall be prorated at commencement or expiration of the term in the event that the first or last pay period is less than a bi-weekly period. Any additional salary increments and the times and amounts of such shall be in the sole discretion of the Board of Directors of the Employer.

    4.  ADDITIONAL BENEFITS.

    4.1 In addition to, and not in limitation of, the compensation referred to in Section 3 hereof, Employee shall be eligible to receive an Incentive Cash Bonus. The times and amounts of such Incentive Cash Bonus for future years during the term of this Agreement shall be at the sole discretion of the Board of Directors of Employer.

    4.2 In addition to, and not in limitation of the compensation referred to in paragraph 3 hereof, Employee shall be entitled to additional benefits during the term hereof including, but not limited to, medical insurance coverage for Employee and any other insurance programs which may be offered by Employer to other executives of Employer from time to time upon terms similar to those made available to other executives of Employer.

    4.3 In addition to the compensation and Officer Bonus described in Sections 3.1, 4.1 and 4.2 above, Employee may be eligible to receive stock or option bonuses, as determined by the Compensation Committee of Employer and ratified by the Board of Directors of Employer in accordance with the terms of the Long-Term Incentive Plan (or other similar employee benefit plans) of Employer. The timing, form and amount of such bonuses shall be in the sole discretion of the Compensation Committee of the Board of Directors of Employer.

    4.4 In addition, Employee shall participate in Employer's Executive Defined Contribution Plan during the term of this Agreement; provided that the Board of Directors, or the Compensation Committee thereof acting on behalf of the Board of Directors of Employer, shall have approved the establishment of such Plan and the participation of the Employee therein.

    4.5 Employee shall be entitled to vacation benefits (in accordance with corporate policy applicable from time to time to the executive officers of Employer) and automobile allowances or reimbursements to the same extent as other executive officers of Employer.

    5. REIMBURSEMENT OF BUSINESS EXPENSES. Employee is hereby authorized by Employer to incur reasonable, ordinary and necessary business expenses for promoting Employer's business, including expenditures for travel and entertainment.

    Employer shall reimburse Employee for all such business expenses, provided that Employee submits to Employer an account book, diary, or similar record in which Employee has recorded, at or near the time each expenditure was made,
(i) the amount of the expenditure, (ii) the time, place, and nature of the travel or entertainment expense, (iii) the business reason for the expenses and the business benefit derived or expected to be derived therefrom, and (iv) the names, occupations, and other data concerning individuals entertained sufficient to establish their business relationship with Employer.

    The right to reimbursement is also subject to the requirements that Employee submit to Employer supporting documents, such as receipts or paid bills, sufficient to establish the amount, date, place, and essential character of
(i) any expenditure for lodging while traveling away from home and (ii) any other expenditure of Twenty-Five Dollars ($25.00) or more. All entertainment expenses shall also be subject to approval by the Employer's Chief Executive Officer.

    6. DISCLOSURE OF INFORMATION. Employee acknowledges that, in and as a result of her employment hereunder, she will be making use of, requiring and/or adding to confidential information of a special and unique nature and value relating to such matters as Employer's trade secrets, systems, procedures, manuals, confidential reports and lists of customers, as well as the nature and method used and preferred by Employer's customers, and the fees paid by such customers. As a material inducement to Employer to enter into this Agreement, and to pay to Employee the compensation referred to in paragraph 3 hereof (as well as any additional benefits referred to in paragraph 4 hereof), Employee covenants and agrees that she shall not, at any time during the term of her employment hereunder or after the termination of Employee's employment hereunder for any reason, directly or indirectly, use, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to her as a result of her employment by Employer. In the event of a breach or threatened breach by the Employee of any of the provisions of this paragraph 6, Employer, in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee, or by Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with her.

    7. COVENANTS AGAINST COMPETITION. Employee acknowledges that her services to be rendered hereunder are of a special and unusual character which have a unique value to Employer, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Employer of the services of Employee for which Employer has contracted hereunder, and because of the confidential information to be obtained by or disclosed to Employee, as hereinabove set forth, and as a material inducement to Employer to enter into this Agreement, and to pay to Employee the compensation referred to in paragraph 3 hereof (as well as any additional benefits referred to in paragraph 4 hereof), Employee covenants and agrees that during the term of employment and for a period of twelve (12) months thereafter or for any period pursuant to Section 11.2 hereof, that Employee is receiving any severance pay, whichever is greater, Employee shall not, directly or indirectly, either individually or as an employee, consultant or contractor of others: (1) engage in any business the same or similar to the business of Employer in any geographic area in which Employer is doing business; or (2) contact, sell to or solicit business from any business or entity which was a customer or account of Employer during the five (5) years immediately preceding the end of Employee's employment.

    8. ACCOUNTING FOR PROFITS. Employee covenants and agrees that, if she shall violate any of her covenants or agreements under paragraphs 6 or 7 hereof, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, renumerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Employer is or may be entitled at law or in equity or under this Agreement.

    9. RETURN OF MATERIALS. Employee agrees that upon the termination of this employment with Employer she will promptly return to Employer all manuals, records, materials and other papers pertaining to transactions handled by Employee, or pertaining to Employer's business and all copies of the same.

    10.  REASONABLENESS OF RESTRICTIONS.

    10.1 Employee has carefully read and considered the provisions of paragraphs 6, 7, 8 and 9 hereof and, having done so, agrees that the restrictions and agreements set forth in such paragraphs (including, but not limited to, the time period or restriction) are fair and reasonable and are reasonably required for the protection of the interests of Employer, its respective officers, directors and other employees.

    10.2 In the event that, notwithstanding the foregoing, any of the provisions of paragraphs 6, 7, 8 and 9 hereof shall be held to be invalid or enforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable parts had not been included therein. In the event that any provision of paragraphs 6 or 7 relating time period and/or areas of restriction, the time period and/or area of restriction under this Agreement shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

    11.  TERMINATION OF EMPLOYMENT.

    11.1 Nothing in this Agreement shall be construed to prevent Employer from terminating Employee's employment under and pursuant to this Agreement at any time for cause or if Employee shall have violated any material provisions of this Agreement. Termination of Employee's employment under this Section shall not constitute a breach of this Agreement by Employer, and shall relieve Employer of any and all obligation to pay any compensation provided by Section 3, 4 (as to provisions relating to contributions to the Executive Defined Contribution Plan subsequent to the date of termination only the Employer's contribution obligations are terminated) and 5 to Employee for any period after the date of such termination.

    Termination of Employee's employment under this Agreement for cause shall include, but shall not be limited to, the following:

    a) fraud, misappropriation or embezzlement by Employee in connection with her employment under this Agreement;

    b) the use by Employee of illegal narcotic substances;

    c) the immoderate use of alcoholic beverages by Employee which interferes with the performance of Employee's duties under this Agreement; and

    d) the failure or inability of Employee, for a continuous six (6) month period, to work or to comply with the reasonable employment requirements established for Employee from time to time by the Chief Executive Officer of Employer.

    11.2 Other than a termination following a Change in Control as provided in
Section 18 hereunder, in the event that (i) Employee's employment under this Agreement is terminated by the Employer for any reason other than for cause as described in Section 11.1 above or (ii) in the event of a material breach by Employer of its obligations under this Agreement, Employee shall be entitled to severance pay equal to base salary payable to Employee under the terms of
Section 3.1 hereof for a period of twelve (12) months from the date of termination of this Agreement. In addition, Employer shall continue to provide medical insurance benefits to Employee during the severance period. The severance payments provided hereunder shall be in lieu of and in complete substitution for all compensation which would have been due and owing to Employee for the remainder of the then current employment term. No severance payments under this Section arise or are owed by Employer hereunder to Employee after Employee has reached Normal Retirement Age as defined in the Employee's Executive Defined Contribution Plan identified in Section 4.4 hereof. If such termination occurs, the severance amount due hereunder shall be calculated based upon the base salary as determined by 3.1 in effect immediately prior to such termination. The total of any severance pay due Employee under this Section shall be reduced to an amount equal to twenty percent (20%) of remaining severance payments otherwise due hereunder after the receipt of any compensation earned by Employee from other employment sources (other than from Employer or any of its subsidiaries) in Employee's occupation during the twelve (12) month period in which severance payments are payable hereunder. Any severance pay or benefits due under the terms of this Section shall be subject to withholding for federal, state, and local taxes, as applicable.

    11.3 This Agreement may be terminated by Employee upon one hundred eighty
(180) days written notice to Employer. After such termination date, all compensation described in Sections 3.1 and 4.1 through 4.4 hereof shall cease, other than the Employee's vested rights in the Executive Defined Contribution Plan described in Section 4.4. The rights of Employee under the other benefit plans of Employer shall be governed as provided in the respective plans.

    11.4 This Agreement may be terminated by the written agreement of the parties hereto, subject to the requirements of Section 15.

    12. BURDEN AND BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of Employer and Employee, and their respective heirs, personal and legal representatives, successors and assigns.

    13. GOVERNING LAW. In view of the fact that the principal office of Employer is located in the State of Missouri, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Missouri.

    14. SEVERABILITY. The provisions of this Agreement (including particularly, but not limited to, the provisions of paragraphs 6, 7, 8 and 9 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

    15. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid, to her residence in the case of Employee, and to its principal office in the State of Missouri in the case of Employer.

    16. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to the employment herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be in force or effect. No amendment or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any other provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or will be deemed a valid waiver of such provision at any other time.

    17. VOLUNTARY ASSISTANCE TO EMPLOYER AFTER EXPIRATION OR TERMINATION OF EMPLOYMENT. Following the expiration or termination of Employee's employment with Employer (including any of its subsidiaries), Employee shall voluntarily cooperate with and assist Employer (including any of its subsidiaries), their respective accountants and legal counsel, in investigating, analyzing, defending or otherwise assisting or cooperating with Employer in any pending or future claims against or involving Employer (including any of its subsidiaries) and any of its affiliated entities, employees, officers and directors; provided, that Employer shall reimburse Employee for

Employee's reasonable out-of-pocket expenses. Employer's (including any of its subsidiaries) requests for assistance hereunder shall be reasonable as to timing and duration and shall be subject to the time requirements of any other employment obligations of Employee. With the exception of disclosures required by subpoena or other mandatory legal process, Employee also agrees
(1) to maintain in strict confidence any information or knowledge held by Employee regarding pending or future claims against or involving Employer, and (2) not to communicate with any party or governmental agency adverse to Employer, or with a representative, agent or legal counsel for any such party or agency, concerning any pending or future claims or litigation, without Employer's written consent and the presence of legal counsel for Employer (including its subsidiaries).

    18.  TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL.

    18.1 Definitions relating to Termination of Employment following a Change in Control.

     a) Certain Permitted Terminations. In the event of a Change in Control, the Employee's employment may be terminated during the term of employment hereunder and the Employee shall not be entitled to Severance Compensation as defined herein, in the following events (the "Permitted Terminations"):

        (i) The Employee's death provided there has been no Constructive Termination;

        (ii) If the Employee shall become permanently disabled within the meaning of, and begins to receive disability benefits pursuant to the long-term disability plan in effect for senior executives of the Employer immediately before the date of Change in Control or such other long term disability plan in effect at the time of disability;

       (iii) If the Employee retires or terminates her employment more than twelve (12) months after the date of Change in Control; or

        (iv) For "Cause", which for purposes of this Agreement shall mean that, within six (6) months prior to any termination the Employee shall have committed any of the elements of "cause" set forth in
             Section 11.1 hereof.

        b) For purposes of this Section 18, a "Change in Control" shall occur if at any time any of the following events shall occur (other than as a consequence of an acquisition or other similar transaction initiated by Employer of an operating company or significant portion thereof):

        (i) If any offer (other than an offer by Employer and other than an offer by an underwriter, acting as an underwriter, in connection with Employer's public sale of securities) to purchase or otherwise acquire Common Stock, other voting stock or assets of Employer for cash securities of another corporation or some combination thereof results in the purchase or acquisition by the offeror of at least twenty percent (20%) of the outstanding Common Stock or other voting stock of Employer or assets of Employer with a fair market value of at least forty percent (40%) of the total fair market value of Employer's assets (with the fair market value of assets determined as of the date of the offer);

        (ii) Employer is merged, consolidated or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation or reorganization forty percent (40%) of its Common Stock or other voting stock is exchanged, transferred, reissued or acquired pursuant to such merger, consolidation, or reorganization;

       (iii) More than fifty percent (50%) of the members of Employer's Board of Directors are elected to Employer's Board of Directors in any one
             (1) calendar year period and such members comprising fifty percent (50%) of the members of the Board of Directors were not immediately prior to such election, serving as members of Employer's Board of Directors; or

        (iv) Unless otherwise set forth herein, the date of a Change in Control shall be the closing date of such sale, acquisition, merger, reorganization or consolidation.

    During the period that there is a final offer or solicitation to purchase or otherwise acquire (including, but not limited to, offers to merge, reorganize or consolidate) at least forty percent (40%) of the Common Stock, other voting stock or assets of Employer, this Agreement shall be operative beginning with the date on which such offer is made or solicitation occurs and shall remain operative until (i) the closing date of such a sale, acquisition, merger, reorganization or consolidation or (ii) abandonment or termination of such offer, and the Employee shall be entitled to all benefits during such offering period, including any provision for Severance Compensation payable hereunder; provided, however, that the only event which shall constitute a Constructive Termination prior to the date set forth in the earlier of (i) or (ii) above shall be the involuntary termination of employment of the Employee not for Cause which occurs prior to the date set forth in the earlier of (i) or (ii) above. In the event that the pending offer or solicitation results in a Change in Control, this Agreement shall remain operative according to its terms and provisions. In the event the pending offer or solicitation does not result in a Change in Control, the Employee shall continue to receive any Severance Compensation to which she became entitled by reason of her Constructive Termination prior to the earliest of the dates set forth in (i) or (ii) above.

    c) Constructive Termination. In the event of a Change in Control followed by (or simultaneous with) a Constructive Termination within twelve
(12) months of the Change in Control and during the term of employment hereunder, the Employee shall be entitled to the Severance Compensation as defined in Section 18.2. A Constructive Termination shall occur in any of the following events:

        (i) Failure to elect, reelect or otherwise maintain the Employee in the office or position in the Employer which the Employee held immediately before a Change in Control;

        (ii) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Employer which the Employee held immediately before the Change in Control; or a reduction in the aggregate of the Employee's Base Pay and method of calculation of the bonus to be received from the Employer; or the termination of the Employee's rights to any substantial employee benefits to which she was entitled immediately before the Change in Control or a substantial reduction in scope or value thereof without the prior written consent of the Employee, any of which is not remedied within ten (10) calendar days after receipt by the Employer of written notice from the Employee of such change, reduction or termination, as the case may be; provided that neither the termination of the Employee's position as a member of the Board of Directors, if applicable, nor a general change in benefits payable and applicable to substantially all employees of the Employer shall of itself be considered a Constructive Termination if the Employee is entitled to the same benefits provided to substantially all employees or to benefits of equal or greater value.

       (iii) If, as a result of a Change in Control and a change in circumstances thereafter significantly affecting her position, the Employee has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Employee immediately before the Change in Control, which situation is not remedied within ten (10) calendar days after written notice to the Employer from the Employee of such determination;

        (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Employer or transfer of all or more than 40% of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) of the Employer shall have assumed all duties and obligations of the Employer under this Agreement;

        (v) The Employer shall relocate its principal executive offices, or require the Employee to have her principal location of work changed to any location which is in excess of twenty-five (25) miles from the location thereof immediately before the Change in Control or the Employer shall require the Employee to travel away from her office in the course of discharging her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of her before the Change in Control without, in either case, her prior written consent;

        (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Employer or any successor thereto and failure to cure the same within any time period specified; or

       (vii) The Employee shall retire or terminate her employment within twelve
             (12) months from the date of Change in Control.

    18.2 SEVERANCE COMPENSATION. In the event of a Constructive Termination within twelve (12) months of a Change in Control during the term of employment hereunder, the Employee shall be entitled to the following rights and the Employer shall pay to the Employee the following amounts (which, together with payments under Sections 18.3 and 18.5, shall be the Employee's "Severance Compensation") after the date (the "Termination Date") that the Employee's employment is terminated:

        a) The Employer shall pay the Employee in cash a lump sum payment (the "Lump Sum Payment") in an amount equal to (i) 2.99 multiplied by (ii) an amount equal to one full year's aggregate base pay under Section 3.1 and the Employee's average incentive cash bonus ("Average Incentive Cash Bonus"). The Average Incentive Cash Bonus will be equal to (i) the average percentage of compensation the Employee received as a cash incentive bonus for the three calendar years prior to her termination of employment, multiplied by
    (ii) the Employee's compensation for the calendar year in which her employment terminates. For purposes of this paragraph, the Employee's "compensation" shall be her base pay. In determining the Employee's compensation for the year in which her employment terminates, the Employee shall be treated as if she remained employed and continued to receive compensation through the end of the calendar year in which her employment terminates. This cash payment shall be made within 30 days after the Employee's termination of employment; and Employee shall not be entitled to the grant of additional incentive under the LTIP after the termination of employment. In addition, the Employer shall pay an amount necessary to reimburse the Employee for any federal excise tax imposed on her under
    Section 4999(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor section of the Code as a result of the Employee's receipt of the Lump Sum Payment (the "Excise Tax Reimbursement Payment"); however, such Excise Tax Reimbursement Payment shall not reimburse Employee for (i) any other federal or state income tax payable as a result of the receipt of the Lump Sum Payment or the Excise Tax Reimbursement Payment or
    (ii) any federal excise tax imposed as a result of the Employee's receipt of the Excise Tax Reimbursement Payment. Such Lump Sum Payment and Excise Tax Reimbursement Payment shall be payable within ten (10) business days from the Termination Date; and

        b) The Employer shall pay the Employee in cash a lump sum payment (the "Additional Lump Sum Payment') in an amount equal to all accrued and unused vacation and other time off allowances. Such Additional Lump Sum Payment shall be payable within ten (10) business days from the Termination Date; and

        c) The Employer shall provide, to the extent permitted by any applicable plan and applicable law (e.g., COBRA), the Employee at the Employer's expense with medical and life insurance benefits in the same or substantially similar amounts as were in effect before the Change in Control or in such amounts as have been agreed to in writing by the Employee since the Change in Control for a period of up to three (3) years following the Termination Date or the date the Employee becomes reemployed in a position in which her salary and benefits are substantially similar to those in effect on the Termination Date, whichever is earliest. Alternatively, the Employer may make cash payments to the Employee equal to the cost to the Employee of purchasing similar medical and life insurance coverage from a source other than the Employer's employee benefit plans, taking into account the Employee's age, health, and other particular circumstances. These cash payments shall be made monthly unless the Employee and Employer agree that payments will be made more frequently or less frequently. In the event the Employee becomes re-employed during the three-year period following the Termination Date, the Employer's obligations to maintain medical and life insurance under this Subsection 18.2(c) (or make further cash payments in lieu of providing that coverage) shall cease and terminate upon such reemployment; and

        d) The Employer shall pay the Employee in cash a lump sum payment equal to three times the Average Employer's Matching Contribution for Employee (currently, limited to four percent of annual compensation at the date of this Amendment) to the Employer's 401(k) Plan. For purposes of this paragraph, the "Average Employer's Matching Contribution," shall be calculated as the sum of actual Employer's matching contribution for Employee for each of the three calendar years prior to her termination of employment divided by three. This cash payment shall be made within 30 days after the Employee's termination of employment; and

        e) The Employer shall pay to the Employee in cash a lump sum payment equal to three times the average percentage of annual compensation allocated to the Employee's ESOP Account under the Harmon Industries, Inc. Employee Stock Ownership Plan for the three plan years ending prior to the Employee's termination of employment, multiplied by (ii) the Employee's annual compensation in effect for the plan year in which the Employee's employment terminates. For this purpose, "annual compensation" shall have the meaning given that term in the ESOP, as if the Employee remained employed and continued to receive compensation through the end of the plan year in which her employment terminates This cash payment shall be made within 30 days after the Employee's termination of employment; and

        f) The Employee shall be treated for purposes of her Executive Defined Contribution Agreement as if she were employed for an additional thirty-six
    (36) months following her actual termination of employment. As a consequence, the Employee, at the end of this 36 month period, shall be treated as having an additional thirty-six (36) months of service for purposes of vesting, calculating her benefit (including the numerator of the fraction used to calculate her benefit), and satisfying any requirement that she work to age 55 to be eligible for an early retirement benefit. In calculating the Employee's benefit under her Executive Defined Contribution Agreement, the Employee shall be treated as if she continued to receive for the thirty-six (36) months her annual compensation in effect for the calendar year in which her employment terminated (that is, the annual compensation she would have received for that calendar year had she remained employed through the end of that year). As soon as practicable after adoption of Amendment Number
    One to this Employment Agreement, the Employer shall amend the Employee's Executive Defined Contribution Agreement to reflect the provisions set forth in this paragraph.

    At the end of the term of employment, as defined in Section 1 herein, the provisions for Severance Compensation upon a Constructive Termination under this Agreement shall lapse and the Employee shall not be entitled to Severance Compensation under this Agreement (other than Severance Compensation payable by reason of a Constructive Termination occurring at or prior to the end of the term of employment).

    18.3 ADDITIONAL PAYMENTS. In addition to the Severance Compensation set forth above in Section 18.2, the Employee shall be entitled to a pro rata portion of any earned incentive compensation or bonus in effect during the year that a Constructive Termination occurs and such pro rata portion shall be based on the number of days of employment in such year up to the Termination Date. Additionally, all stock options issued and outstanding in the name of the Employee, notwithstanding anything in the agreement(s) evidencing such stock options to the contrary, shall become fully vested and shall be exercisable for ninety (90) calendar days after the Termination Date.

    18.4 NO MITIGATION OBLIGATION. The Parties understand that it may be difficult for the Employee to find reasonably comparable employment following the Termination Date, Accordingly, the parties hereto agree that the payment of the Severance Compensation by the Employer to the Employee will be liquidated damages, and that the Employee shall not be required to mitigate the amount of any payment provided for in this Agreement seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Employee.

    18.5 OTHER CHANGE IN CONTROL PROVISIONS. Whether or not the Employee has a Constructive Termination or otherwise becomes entitled to Severance Compensation, the provisions of this Section below shall apply in the event of a Change in Control.

    a) EXECUTIVE DEFINED CONTRIBUTION TRUST AGREEMENTS. As soon as practical after the adoption of this Amendment, the Employer shall modify the trust agreement that creates the trust used to fund the Employee's Executive Defined Contribution Agreement, to provide that following a Change in Control (i) the trustee must make decisions concerning the Employee's entitlement to benefits independently, without direction from the Employer, (ii) the trustee must at all times be a financial institution independent of the Employer or any of its successors, and (iii) the provisions of the trust agreement to be added under
(i) and (ii) may not be modified without the Employee's written consent.

    b) STOCK OPTIONS. The provisions of this subsection shall apply to any stock options not subject to a change in control provision under the terms of the option or under the terms of the plan associated with the option. The Employee shall become fully vested in any such stock options granted by the Employer at the earlier of the time (i) the Employer's Board of Directors accepts a Change in Control offer, or (ii) a Change in Control transaction closes. If the Employer no longer exists following a Change in Control, the Employer (or its successor) shall pay the Employee a cash amount in exchange for canceling any options the Employee did not exercise prior to the Change in Control. This cash amount shall equal the spread under the options at the time of the Change in Control. To the extent this accelerated vesting or the cash payment would require shareholder approval, the Employer (or its successor) shall, in lieu thereof, make a cash payment to the Employee as soon as practicable following the Change in Control in an amount necessary to put the Employee in a financial position similar to the financial position she would have enjoyed had the vesting or cash payments requiring shareholder approval have been made. If this cash payment itself cannot be made without shareholder approval (and without violating securities laws), the Employer shall seek shareholder approval for making modifications to the Employee's stock options consistent with the vesting and cash payment provisions of this paragraph, and shall be required to seek that approval as soon as practicable.

    19. ARBITRATION. Except for claims or disputes arising under Section 6, 7, 8, 9, and 10 hereof, all claims, disputes and questions of any nature arising out of or relating to this Agreement or any breach hereof shall be resolved by arbitration conducted in Kansas City, Missouri. Except as provided herein to the contrary, all arbitration proceedings shall be conducted according to the rules of the American Arbitration Association then in effect unless the parties hereto shall otherwise agree, in writing. The terms of this section shall be specifically enforceable under the prevailing arbitration law. The award of a majority of the arbitrators shall be conclusive, final and binding upon the parties and judgment may be entered upon such award in accordance with the applicable law in any court of competent jurisdiction.

    Any party may invoke the terms of this section by giving written notice thereof to the other party, delivered by first class mail to the last known address of such other party. Such notice shall, with specificity, set forth the nature of the dispute, shall name one arbitrator and shall be signed by the party requesting arbitration. Within fifteen days after receipt of such notice, the other party shall deliver a signed written notice to the first party naming a second arbitrator. If the other party fails to timely select a second arbitrator, the first arbitrator shall be the sole arbitrator and shall decide all disputes pursuant to the terms of this section. If a second arbitrator is timely selected, the two named arbitrators shall, within fifteen days after delivery of the notice selecting the second arbitrator, select a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator, the third arbitrator shall be the President of the Kansas City Metropolitan Bar Association or any successor organization or a person selected by the President if she is unable or unwilling to serve. In order to qualify as an arbitrator, the person named must be licensed to practice law in the State of Missouri and must not be (i) counsel to Employer or Employee or (ii) related, by marriage or by blood to the second degree to Employee, any employee or shareholder of Employer or any employee, shareholder, owner, partner, or associate of any firm or entity with which Employee becomes associated after termination of this Agreement.

    The expense of the arbitration proceeding shall be borne by the Employer except each party shall bear the cost of her own experts, evidence, and counsel fees.

    20. EXECUTIVE DEFINED CONTRIBUTION AGREEMENT. As soon as practicable after the adoption of this Amendment, the Employer shall amend the Employee's Executive Defined Contribution Agreement (and any related trust agreement) to prohibit any further amendment (or termination) of that agreement that would reduce benefits already accrued by the Employee at the time of the amendment (or termination), unless that reduction is agreed to in writing by the Employee. In addition, as soon as practicable after the adoption of the Amendment, the Employer shall amend the Employee's Executive Defined Contribution Agreement (and any related trust agreement) to make clear that an acquirer under a Change in Control (or other party effecting a Change in Control within the meaning of this Agreement) shall be considered a successor employer bound by the terms of the Employee's Executive Defined Contribution Agreement (and any related trust agreement).

    IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement under seal as of the day, month and year first above written.

EMPLOYER:
                                          HARMON INDUSTRIES, INC.,
                                          a Missouri corporation

                                          By:

                                             Bjorn E. Olsson, President and
                                             Chief Executive Officer

EMPLOYEE:

                                          By:

                                               ____________, Employee

                         FOR DEFINED CONTRIBUTION PLAN
                              AMENDMENT NUMBER ONE
                                       TO
                              EMPLOYMENT AGREEMENT

    WHEREAS, Harmon Industries, Inc., a Missouri corporation (the "EMPLOYER"), and _____________(the "EMPLOYEE") entered into an Employment Agreement effective _____________, _______________, (the "EMPLOYMENT AGREEMENT"); and

    WHEREAS, General Electric Company, a New York corporation (the "PARENT"), Four Points Acquisition, Inc, a Missouri corporation ("Four Points"), and the Employer have entered into an Agreement and Plan of Merger, dated as of July 16, 2000 (the "MERGER AGREEMENT"), pursuant to which Four Points will commence an offer to exchange (the "Offer") Parent common stock for the Employer's Share and thereafter merge with and into the Employer (the "MERGER");

    WHEREAS, the Employee is a key employee of the Employer, and the Employer desires to provide an incentive to the Employee to continue to serve the Employer as a key employee following the Merger; and

    WHEREAS, the Employee desires to continue to be employed by Employer following the Merger and desires to amend the Employment Agreement upon the terms contained herein

    WHEREAS, in connection with the Merger, the parties desire to enter into this Agreement, to be effective as of the date Four Points accepts the Employer Shares for payment pursuant to the Offer ("Effective Time");

    NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties hereby agree to enter into this Amendment Number Two to Employment Agreement (the "Amendment") and amend the Employment Agreement as follows:

    1. EFFECTIVENESS OF AMENDMENT; This Amendment shall be effective as of the Effective Time. In the event the Merger is not consummated, this Amendment shall be null and void.

    2. A new Section 21 is added to the Agreement as follows:

        SECTION 21. RETENTION BONUS. As of the Effective Time, the Parent shall grant to the Employee an award of restricted stock in the amount of the number of shares of the Parent Common Stock, par value $.06 per share, as set forth on Schedule I to this Agreement (the "RESTRICTED STOCK RETENTION BONUS"). Provided that the Employee at all times remains an Employee of the Employer, the Parent or an Affiliate of the Employer or Parent (as the term "Affiliate" is defined in the Merger Agreement) the Restricted

    Stock Retention Bonus shall be vested as follows: 50% on the date that is the second anniversary of the Effective Time and 50% on the date that is the third anniversary of the Effective Time. If the Employee's employment with the Employer, Parent or any Affiliate of the Employer or Parent is terminated prior to the vesting dates indicated above, then any portion of the Restricted Stock Retention Bonus which at the time of termination is not vested shall be forfeited. All other terms and conditions of the Restricted Stock Retention Bonus are set forth in Schedule II to this Agreement.

    3. New Section 11.5 is added to the Agreement as follows.

        11.5. (a) TERMINATION PAYMENT FOR TERMINATION PRIOR TO SECOND ANNIVERSARY OF EFFECTIVE TIME. Notwithstanding anything to the contrary stated herein, if the Employee is terminated prior to the second anniversary of the Effective Time, the amounts payable under Section 11.2 shall not be payable and the Termination Payment (as defined below) shall be made to the Employee. If the employment of the Employee is terminated
    (i) by the Employee upon the occurrence of (A) an involuntary and substantial diminution in the nature or scope of the Employee's authority or duties as existed at the Effective Time, (B) a reduction in the aggregate of the Employee's Base Pay and bonus opportunity as it existed at the Effective Time or (C) the relocation of the Employee's office to a location more than 50 miles from the location of the Employee's office immediately prior to the Effective Time, or (ii) by the Employer without "Cause" (as modified by this Amendment below) or for death or "Disability" (as defined below) during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, provided that the Employee (or the Employee's executor or other legal representative in the case of the Employee's death or Disability) executes the Release (as defined in Section 11.5 (c) below), the Employer shall pay the Employee (or the Employee's executor or other legal representative in the case of the Employee's death or Disability) the Termination Payment set forth on Schedule III to this agreement (the "TERMINATION PAYMENT") in a lump sum cash amount. The Termination Payment shall be paid to the Employee (or to the Employee's executor or other legal representative in the case of the Employee's death or Disability) within 10 days following termination in accordance with the preceding sentence.

        (b) Intentionally left blank

        (c) RELEASE. Notwithstanding anything to the contrary contained in this Agreement, the Termination Payment shall not be payable to the Employee (or the Employee's executor or other legal representative in the case of the Employee's death or Disability) pursuant to this Section 11.5 unless and until the Employee (or the Employee's executor or other legal representative in the case of the Employee's death or Disability) executes a general release in the form of Exhibit A attached hereto (the "RELEASE").

        (d) GROSS-UP PAYMENT. In addition to a Termination Payment paid pursuant to Section 3.1, the Employer shall pay an amount (the "Excise Tax Reimbursement Payment") necessary to reimburse the Employee for any federal excise tax imposed on him under Section 4999(a) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor section of the Code as a result of the Employee's receipt of the Termination Payment; however, such Excise Tax Reimbursement Payment shall not reimburse the Employee for
    (i) any other federal or state income tax payable as a result of the receipt of the Termination Payment or the Excise Tax Reimbursement Payment or
    (ii) any federal excise tax imposed as a result of the Employees receipt of the Excise Tax Reimbursement Payment. Such Excise Tax Reimbursement Payment shall be made on the same date as the Termination Payment.

        (e) EXECUTIVE DEFINED CONTRIBUTION AGREEMENT. Upon any termination of the Employee obligating the Employer to make a Termination Payment to the Employee, the Employee shall be treated for purposes of his Executive Defined Contribution Agreement as if he were employed for an additional period as indicated on Schedule III hereto following his actual termination of employment. As a consequence, the Employee, at the end of such period, shall be treated as having such additional months of service for purposes of vesting, calculating his benefit (including the numerator of the fraction used to calculate his benefit) and satisfying any requirement that he work to age 55 to be eligible for an early retirement benefit. In calculating the Employee's benefit under his Executive Defined Contribution Agreement, the Employee shall be treated as if he continued to receive for the additional period indicated on Schedule III his annual compensation in effect for the calendar year in which his employment terminated (that is, the annual compensation he would have received for that calendar year had he remained employed through the end of that year).

        (f) CONTINUATION OF MEDICAL BENEFITS. Upon any termination of the Employee obligating the Employer to make a Termination Payment to the Employee, the Employer shall provide until the anniversary of the Effective Time indicated on Schedule III, to the extent permitted under any applicable plan, the Employee with medical and life insurance benefits in the same or substantially similar amounts as were in effect before the Effective Time, or in such amounts as have been agreed to in writing by the Employee since the Effective Time. In the event the Employee accepts employment prior to the anniversary indicated on Schedule III of the Effective Time, the Employer's obligation to provide medical and life insurance under shall terminate as of the time the Employee accepts such employment.

        (g) AFTER SECOND ANNIVERSARY OF EFFECTIVE TIME. In the event that the Employee is terminated after the second anniversary of the Effective Time, the amounts payable under new Section 11.5 shall not be paid and the Employee shall be compensated pursuant to the Employment Agreement, as otherwise amended by this Amendment.

    4. ADDITION TO DEFINITION OF CAUSE. Section 11.1 is hereby modified to add new subsection 11.1 (e) as follows:

    "e) willful violation of the Parent's integrity policies (after a reasonable time with regard to any termination based upon a failure to implement a program to communicate and implement such policies) as set forth in the booklet "The Spirit and Letter," a copy of which has been provided to the Employee,

    5. The following sections of the Agreement are hereby terminated:
Section 4.3; Section 18.1; Section 18.2; Section 18.3 and Section 18.5(b).

    6. The following section of the Agreement is hereby modified as follows: The 36-month period referred to in Section 18.2 (f) is hereby changed to be a 21-month period.

    7. Section 15 of the Agreement is hereby modified as follows: Any notice or communication given by either party under the Agreement shall also be given as follows:

    GE Transportation Systems
    2901 East Lake Road
    Erie, Pa. 16531
    Attn: General Counsel

    8. Section 7 of the Agreement is hereby modified as follows: references to
Section 11.2 are deemed to include references to Section 11.5, if applicable.

    9. The last Sentence of Section 1, as amended, is deleted and the following is substituted in its place:

    This Agreement, except for Sections 6, 7, 8, 9, 10, 11, 17, 18, 20, and 21 hereof which shall survive the termination of this Agreement, may be terminated in accordance with the provisions of 11.1, 11.2, 11.3, 11.4 and 11.5 hereof.

    10. All other provisions of the Agreement remain without change.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                          HARMON INDUSTRIES, INC
                                          By:
                                          ______________________________________
                                                Name:
                                                Title:

                                          EMPLOYEE

                                          ______________________________________

                                                                       EXHIBIT A

                                             Date of Notification: _____________

                                GENERAL RELEASE

    This is a General Release (this "RELEASE") executed by __________ (the "EMPLOYEE") pursuant to Section 11.5 of the Employment Agreement dated as of _________, _____ (the "EMPLOYMENT AGREEMENT") between Harmon Industries, Inc., a Missouri corporation (the "COMPANY"), and the Employee.

    WHEREAS, the Employee shall have no further work responsibilities with the Employer after ________________;

    WHEREAS, the employment of the Employee will be terminated by the Employer;

    WHEREAS, the Employer and the Employee intend that the terms and conditions of the Employment Agreement and this Release shall govern all issues related to the Employee's employment and termination of employment by the Employer;

    WHEREAS, the Employee has had at least 21 days to consider the form of this Release.

    WHEREAS, the Employer advised the Employee in writing to consult with a lawyer before signing this Release;

    WHEREAS, the Employee has represented and hereby reaffirms that the Employee has disclosed to the Employer any information in the Employee's possession concerning any conduct involving the Employer, General Electric Company, a New York corporation (the "PARENT"), or their affiliates that the Employee has any reason to believe involves any false claims to the United States or is or may be unlawful or violates the policies of the Employer or the Parent in any respect;

    WHEREAS, the Employee acknowledges that the consideration to be provided to the Employee under the Employment Agreement is sufficient to support this Release;

    WHEREAS, the Employee represents that the Employee has not filed any charges, claims or lawsuits against the Employer or the Parent involving any aspect of the Employee's employment which have not been terminated as of the date of this Release; and

    WHEREAS, the Employee understands that the Employer regards the representations by the Employee as material and that the Employer is relying on these representations in paying amounts to the Employee pursuant to the Employment Agreement.

    THEREFORE, the Employee agrees as follows:

    1. The Employee's employment with the Employer shall terminate on _____________ (the "TERMINATION DATE").

    2. The Employee shall receive the termination payments set forth in
Section 3 of the Employment Agreement.

    3. Intentionally left blank

    4. The Employee, on behalf of the Employee and anyone claiming through the Employee, including the Employee's heirs, assigns and agents, releases and discharges the Employer, the Parent and their respective directors, officers, employees, subsidiaries, affiliates and agents, and the predecessors, successors and assigns of any of them (the "RELEASED PARTIES"), from each and every claim, action or right of any sort, in law or in equity, known or unknown, asserted or unasserted, foreseen or unforeseen, arising on or before the Effective Date (as set forth in Section 11 hereof).

        (a) This Release includes, but is not limited to: any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status or citizenship status; any other claim based on a statutory prohibition or common law doctrine; any claim arising out of or related to the Employee's employment with the Employer, the terms and conditions thereof or the termination or cessation thereof; any express or implied employment contract, any other express or implied contract affecting terms and conditions of the employee's employment or the termination or cessation thereof, or a covenant of good faith and fair dealing; any tort claims and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730.

        (b) The Employee represents that the Employee understands this Release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Older Workers' Benefit Protection Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Wisconsin Fair Employment Act are among the rights and claims against the Released Parties the Employee is releasing, and that the Employee understands that the Employee is not releasing any rights or claims arising after the Effective Date.

        (c) The Employee further agrees never to sue the Released Parties or cause the Released Parties to be sued regarding any matter within the scope of this Release. If the Employee violates this Release by suing any of the Released Parties or causing any of the Released Parties to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees.

        (d) The Employee expressly represents and warrants that the employee is the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters that are released herein, that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other entity, and that the Employee has the full right and power to grant, execute and deliver this Release.

    5. The Employee acknowledges that the Employee is bound by the provisions of Sections 5 and 6 of the Employment Agreement.

    6. The Employee understands that any and all Employer covenants which relate to Employer obligations to the Employee after the Termination Date, including but not limited to the payments set forth in Section 11.5 of the Employment Agreement, are contingent on the Employee's satisfaction of the Employee's obligations under this Release.

    7. The Employee agrees that, for the period commencing on the Termination Date and ending on the second anniversary of the Termination Date, the Employee will be reasonably available to the Employer and the Parent to respond to requests by the Employer or the Parent for information pertaining to or relating to the Employer, the Parent and their affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of the Employee. The Employee will cooperate fully with the Employer in connection with any and all existing or future litigation or investigations brought by or against the Employer, the Parent or any of their affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Employer deems the Employee's cooperation necessary. The Employee understands that the Employer will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation. The Employee will act in good faith to furnish the information and cooperation required by this Section 7 and the Employer will act in good faith so that the requirement to furnish such information and cooperation does not create a hardship for the Employee.

    8. The Employee agrees, subject to any obligations the Employee may have under applicable law, that the Employee will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Employer, the Parent or any of their affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of the Employment Agreement and this Release and the Employee will be required to reimburse the Employer for any and all payments made under the terms of the Employment Agreement and all commitments to make additional payments to the Employee will be null and void.

    9. The Employer is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future.

    10. The Employee may revoke this Release in writing within seven days of signing it. This release will not take effect until the Effective Date. If the Employee revokes this Release, all of its provisions and the provisions of
Section 11.5 of the Employment Agreement shall be void and unenforceable.

    11. The Termination Date of the Employee's employment will be __________. The Effective Date of this Release shall be the day after the end of the revocation period described in Section 10 hereof.

    12. The Employee shall keep strictly confidential all the terms and conditions, including amounts, in the Employment Agreement and this Release and shall not disclose them to any person other than the Employee's spouse, the Employee's legal or financial advisor or United States governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to the Employment Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce the Employment Agreement or this Release or any terms or conditions thereof, the Employee shall immediately notify the Employer and shall give the Employer an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

    13. The Employment Agreement and this Release constitute the entire understanding between the parties. The employee has not relied on any oral statements that are not included in the Employment Agreement or this Release.

    14. In the event that any provision of this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

    15. This Release shall be construed, interpreted and applied in accordance with the law of the State of Missouri (other than conflict of laws principles).

                                          EMPLOYEE

                                          ______________________________________

Date:
     ______________________________

                                   SCHEDULE I
                                       TO
                       AMENDMENT TO EMPLOYMENT AGREEMENT
                               RETENTION PAYMENT

Payment to:                     1.75 X current base salary + 3  Number of Shares of Restricted
                                year average ('97--'98--'99)    Stock
                                bonus
------------------------------  ------------------------------  ------------------------------
[Employee]                      $                               [# of shares]*
------------------------------  ------------------------------  ------------------------------

    NUMBER OF SHARES TO BE ALLOCATED WILL BE BASED ON THE "AVERAGE PARENT PRICE" AS DEFINED IN AND DETERMINED PURSUANT TO THE MERGER AGREEMENT, ROUNDED TO THE NEAREST WHOLE NUMBER OF SHARES.

                                  SCHEDULE II
                                       TO
                              RETENTION AGREEMENT
                           TERMS OF RESTRICTED STOCK
                                [TO BE ATTACHED]

                                  SCHEDULE III
                                       TO
                       AMENDMENT TO EMPLOYMENT AGREEMENT
                              TERMINATION PAYMENTS

Payment to:                            2.25 X base pay + 3   2.25 X 401(k) match   2.25 X Average ESOP
                                       year average ('97--                         allocation
                                       '98--'99) bonus
-------------------------------------  --------------------  --------------------  --------------------  --------------------
[employee]                             $                     $*                    $**
-------------------------------------  --------------------  --------------------  --------------------  --------------------

------------------------

 * The term "401(k) match" is defined to mean the amount contributed by the Employer on behalf of the Employee to the Employer's 401(k) plan for the most recently completed calendar year. This amount will be determined at the time of any Termination Payment.

** The term "Average ESOP allocation" is defined to mean the average of the amounts paid by the Employer to the Employer's Employee Stock Ownership Plan for the benefit of the Employee during the last three most recent completed calendar years. This amount will be determined at the time of any Termination Payment.

Section 11.5(e) Period: 27 Months

Section 11.5 (f) Period: 27 Month Anniversary

                                      A-7